STELLAR INTERNATIONAL INC.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

    NOTICE IS HEREBY GIVEN that the annual and special meeting (the "Meeting") of the shareholders of STELLAR INTERNATIONAL INC. (the "Corporation") will be held at the offices of Fogler, Rubinoff LLP, Suite 4400, Royal Trust Tower, Toronto-Dominion Centre, Toronto, Ontario, on Thursday, the 29th day of April, 2004 at the hour of 4:00 p.m. (Toronto time) for the following purposes:

  TO RECEIVE the financial statements of the Corporation for the year ended December 31, 2003, together with the report of the auditors thereon;

  TO ELECT directors for the ensuing year;

  TO APPOINT auditors of the Corporation for the ensuing year and authorize the directors to fix their remuneration;

  TO CONSIDER and, if thought appropriate, to pass an ordinary resolution approving an amendment to the Corporation's stock option plan to increase the number of common shares set aside for issuance, as more particularly set out in the management information circular accompanying this notice;

  TO CONSIDER and, if thought appropriate, to pass an ordinary resolution ratifying the granting of a total of 140,000 options to five directors of the Corporation, as more particularly set out in the management information circular accompanying this notice;

  TO CONSIDER and, if thought appropriate, pass a resolution, with or without variation, confirming an amendment to section 19 of By-Law No. 1; and

  TO TRANSACT such other business as may properly come before the Meeting.

    A shareholder wishing to be represented by proxy at the Meeting or any adjournment thereof must have deposited his duly executed form of proxy not later than 4:00 p.m. (Toronto time) on Tuesday, April 27, 2004 or, if the Meeting is adjourned, not later than 48 hours, excluding Saturdays, Sundays and holidays, preceding the time of such adjourned Meeting, at the offices of Equity Transfer Services Inc., Richmond Adelaide Centre, 120 Adelaide Street West, Suite 420, Toronto, Ontario M5H 4C3.

    A form of proxy solicited by management in respect of the Meeting is enclosed herewith. Shareholders who are unable to be personally present at the Meeting are requested to date, sign and return in the envelope provided for that purpose the enclosed form of proxy for use at the Meeting.

    DATED at Toronto, this 2nd day of April, 2004.

BY ORDER OF THE BOARD

"Peter Riehl"

PETER RIEHL
President and Chief Executive Officer